As filed with the Securities and Exchange Commission on February 1, 2019
Registration No. 333-225504

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WildHorse Resource Development Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-3470246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Webb
Executive Vice President – General Counsel and Corporate Secretary
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following registration statement of Brazos Valley Longhorn, L.L.C., formerly WildHorse Resource Development Corporation (the “Registrant”), on Form S-3 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-225504, filed with the SEC on June 7, 2018, and pursuant to which the sale or issuance by the Registrant of the following securities was registered:
o shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”);
o shares of preferred stock, par value $0.01 per share, of the Registrant; and
o debt securities of the Registrant, which were contemplated to include senior or subordinated debt, and which were contemplated to have been guaranteed by certain of the Registrant’s subsidiaries.
In addition, the Registration Statement also registered the sale of shares of Common Stock by certain selling stockholders in one or more secondary offerings.
Pursuant to the Agreement and Plan of Merger, dated as of October 29, 2018, by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), Coleburn Inc., a Delaware corporation and wholly owned subsidiary of Chesapeake (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on February 1, 2019, with the Registrant surviving the Merger as a wholly owned subsidiary of Chesapeake. Immediately following the effective time of the Merger, the Registrant merged with and into Brazos Valley Longhorn, L.L.C., a wholly owned limited liability company subsidiary of Chesapeake (“BVL”), with BVL continuing as a wholly owned subsidiary of Chesapeake.
As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities the Registrant registered that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Brazos Valley Longhorn, L.L.C., as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the above referenced Registration Statement and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on February 1, 2019.

BRAZOS VALLEY LONGHORN, L.L.C. (successor in interest to WildHorse Resource Development Corporation)

By:	/s/ James R. Webb
Name:	James R. Webb
Title:	Executive Vice President – General Counsel and Corporate Secretary
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.